Exhibit 99.9

EMPIRE RESORTS ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

Monticello, New York, January 4, 2016—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”) today announced that it has commenced a rights offering for approximate gross proceeds of $290,000,000. Empire has granted, at no charge to the holders of record of its common stock and Series B Preferred Stock as of 5:00 p.m., New York City time, on January 4, 2016, the record date for the rights offering, one transferable subscription right for each 0.4748644 shares of common stock owned, or into which the Series B Preferred Stock is convertible, as more fully described in the prospectus supplement relating to the rights offering. Each subscription right entitles the holder to purchase one share of common stock at a subscription price of $14.40 per share. In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to oversubscribe for additional shares of common stock up to the number of shares purchased pursuant to the exercise of their basic subscription rights.

The subscription offering is expected to expire at 5:00 p.m., New York City time, on February 10, 2016, subject to extension or earlier termination. The Company will not issue subscription rights to acquire fractional shares of its common stock but rather will round down the aggregate number of shares for which holders may subscribe to the nearest whole share.

The subscription rights have been approved for listing on The Nasdaq Stock Market under the symbol “NYNYR” (CUSIP No. 292052123). The subscription rights are expected to begin trading on the Nasdaq Global Market on January 5, 2016, with such listing to continue until 4.00 p.m., New York City time, on February 5, 2016, unless the rights offering is earlier terminated or extended. As a result of “due bill” trading procedures, we expect that the shares of the Company’s common stock will trade with an entitlement to subscription rights until an ex-dividend date has been established by Nasdaq. We cannot assure you that a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the securities are transferable.

The Company has entered into a standby purchase agreement with Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, whereby Kien Huat agreed (i) to exercise its basic subscription rights to acquire approximately $30 million of our common stock within ten (10) days of the commencement of the rights offering with a closing proximate thereto and (ii) to exercise the remainder of its basic subscription rights prior to the expiration date of this rights offering. In addition, Kien Huat has agreed that it will exercise all rights not otherwise exercised by the other holders in the rights offering, which we refer to as the standby purchase, upon the same terms as the other holders. The Company will pay Kien Huat a backstop fee of $1,450,000 pursuant to the standby purchase agreement. In addition, the Company will reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $50,000. The consummation of the transactions contemplated by the standby purchase agreement is subject to customary closing conditions.

The net proceeds of the offering will be used for the expenses relating to (i) development of the Montreign Resort Casino, to be located at the site of Adelaar (“Adelaar”), a four-season destination resort planned for The Town of Thompson in Sullivan County, New York, (ii) redemption of outstanding shares of Series E Preferred Stock of the Company pursuant to an existing settlement agreement and (iii) development of the golf course and entertainment village that are part of the initial phase of Adelaar and for the Company’s working capital purposes.

Shareholders who hold their shares directly will receive a prospectus, together with a letter from the Company describing the rights offering, a subscription rights certificate and an IRS Form W-9. Shareholders who want to exercise their rights should review all materials, properly complete and execute the subscription rights certificate and deliver it and payment in full to the subscription agent:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone Number for Confirmation: (917) 262-2378

Holders of subscription rights whose shares are held in street name through a broker, custodian bank or other nominee must instruct their broker, custodian bank or nominee whether or not to exercise subscription rights on their behalf. Shareholders who want to obtain a separate subscription rights certificate should promptly contact their broker, custodian bank or other nominee with that request, although it is not necessary to have a physical subscription rights certificate to elect to exercise rights if shares are held in street name.

This release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of the prospectus or further information with respect to the rights offering may be obtained by contacting Morrow & Co., LLC, the Information Agent. Stockholders may contact Morrow & Co., LLC by telephone at (855) 201-1081 and banks and brokerage firms by telephone at (203) 658-9400. Morrow & Co., LLC may also be reached by email at empire.info@morrowco.com.

About Empire Resorts

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino in Monticello, N.Y., and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

As a result of the award of a gaming facility license from the New York State Gaming Commission, the Company, through its subsidiary Montreign Operating Company, LLC, will begin construction of Montreign Resort Casino – an 18-story casino, hotel and entertainment complex with approximately 102 table games, 2,150 state of the art slot machines and 332 luxury rooms, which includes 12 penthouse suites, 8 garden suites and 7 two-story villas, designed to meet 5-star and 5-diamond standards. For additional information, please visit www.montreign.com.

Contacts

Empire Resorts, Inc.

Charles Degliomini, 845-807-0001

cdegliomini@empireresorts.com